Exhibit 10.69

Execution Copy

(Convenience Translation)

AMD FAB 36 HOLDING COST PLUS REIMBURSEMENT AGREEMENT

between

AMD FAB 36 HOLDING GMBH

Wilschdorfer Landstr. 101, 01109 Dresden

- hereinafter referred to as “AMD Fab 36 Holding” -

and

Advanced Micro Devices, Inc.

One AMD Place, Sunnyvale, California 94088,

United States of America

- hereinafter referred to as “AMD Inc.” -

RECITALS

WHEREAS, AMD Fab 36 Holding holds a majority interest in AMD Fab 36 Limited Liability Company & Co. KG having its registered office in Dresden (“AMD Fab 36”). AMD Fab 36 Holding is in turn a wholly-owned Subsidiary of AMD Inc.;

WHEREAS, AMD Inc., AMD Fab 36 Holding and AMD Fab 36 are currently involved in the planning and implementation stages of a project pursuant to which AMD Fab 36 will use and develop to the production stage semiconductor manufacturing technology and produce 300 mm Wafers, in particular, for microprocessors, in a newly to be constructed wafer plant in Dresden;

WHEREAS, concurrently with conclusion of this Agreement (this “Agreement”), AMD Fab 36 and AMD Fab 36 Holding are entering into an AMD Fab 36 Cost Plus Reimbursement Agreement (as amended from time to time the “AMD Fab 36 Cost Plus Reimbursement Agreement”) pursuant to which AMD Fab 36 Holding is obtaining the exclusive right to purchase Wafers from AMD Fab 36 and AMD Fab 36 is agreeing, on such exclusive basis, to manufacture and sell Wafers to AMD Fab 36 Holding, in each case on the terms and conditions of the AMD Fab 36 Cost Plus Reimbursement Agreement;

WHEREAS, on the terms and conditions of this Agreement, AMD Inc. wishes the exclusive right to purchase all such Wafers as are purchased by AMD Fab 36 Holding from AMD Fab 36 on the terms and conditions of the AMD Fab 36 Cost Plus Reimbursement Agreement, and AMD Fab 36 Holding is willing, on such exclusive basis, to sell such Wafers to AMD Inc.; and

WHEREAS, on 31 October 2003, AMD Inc., AMD Fab 36 Holding GmbH, AMD Fab 36 and AMD Saxony Limited Liability Company & Co. KG, Dresden (“AMD Saxony”) entered into a Management Service Agreement (“Fab 36 Management Service Agreement”) and AMD Inc., AMD Fab 36 Holding GmbH, and AMD Fab 36 entered into a license agreement.

NOW, THEREFORE, in consideration of above, the parties hereto agree as follows:

ARTICLE I

Purchase of Products

Section 1.01. Sale of Products by AMD Fab 36 to AMD Inc..

(a) On the terms and subject to the conditions of this Agreement, AMD Fab 36 Holding hereby agrees to sell to AMD Inc. 100% of such Products as are manufactured by AMD Fab 36 and sold to AMD Fab 36 Holding on the terms and subject to the conditions of the AMD Fab 36 Cost Plus Reimbursement Agreement. Products within the meaning of this Agreement are all Wafers manufactured by AMD Fab 36. AMD Fab 36 Holding further agrees that, during the term of this Agreement, unless AMD Inc. and, prior to the Loan Agreement Termination Date, the Facility Agent, otherwise consent thereto, it shall not, directly or indirectly, (i) sell any Products or any other goods or services to any Person other than AMD Inc. or one or more of AMD Inc.’s Subsidiaries under any circumstances, or (ii) order products from AMD Fab 36 which have not been ordered by AMD Inc. from AMD Fab 36 Holding hereunder, (iii) amend, supplement or otherwise modify the AMD Fab 36 Cost Plus Reimbursement Agreement, (iv) engage in any activities other than (a) the investment in equity of AMD Fab 36, (b) the making of loans and the provision of other financial support to AMD Fab 36, (c) the purchase and sale of Products as contemplated hereby and (d) activities reasonably incidental to any of the foregoing.

(b) On the terms and subject to the conditions of this Agreement, AMD Inc. hereby agrees to purchase from AMD Fab 36 Holding all Products manufactured by AMD Fab 36 and sold to AMD Fab 36 Holding in accordance with the terms of the AMD Fab 36 Cost Plus Reimbursement Agreement and to pay for such Products the purchase price determined pursuant to Article II.

(c) AMD Inc. shall from time to time provide, for and on behalf of AMD Fab 36 Holding, or shall arrange for one or more of its Subsidiaries to provide, in particular, but not only under the Management Service Agreement, to AMD Fab 36 technical assistance as required in Article III of the AMD Fab 36 Cost Plus Reimbursement Agreement (including the disclosure stated therein and the permission to make copies and assign employees to Fab 30). Irrespective of any fault, AMD Inc. warrants by means of an independent promise of warranty pursuant to Section 311 para. 1 German Civil Code that Wafers which meet the requirements can be manufactured in a timely manner with the provided technical assistance and the rights on intellectual property granted according to Section 3 b) of the License Agreement and the technical documentation. The exclusive legal consequence of the warranty irrespective of fault is that AMD Inc. cannot invoke bad performance/non-performance by AMD Fab 36 Holding; such warranty has no other legal consequences.

Without limiting the generality of the foregoing, the Know-how to be provided pursuant to this Section 1.01(c) and Article III of the AMD Fab 36 Cost Plus Reimbursement Agreement shall include such of the “Specific Results” (as such term is defined in the JDA), as are necessary or, in the reasonable opinion of AMD Inc., desirable, to enable AMD Fab 36 to manufacture Products on a timely basis, in accordance with the Specifications for the relevant Product. Any disclosure of Know-how and Specifications pursuant to this Section 1.01(c) or Article III of the AMD Fab 36 Cost Plus Reimbursement Agreement (including, without limitation, Know-how consisting of Specific Results and Know-how disclosed by way of the furnishing of technical assistance) to AMD Fab 36 by or on behalf of AMD Inc. or AMD Fab 36 Holding shall be subject to the License Agreement.

Section 1.02. Compliance with Laws and Required Permits.

AMD Fab 36 Holding shall use commercially reasonable efforts to (i) comply with all applicable Laws relating to the sale of the Products, and (ii) obtain all requisite consents, authorizations, permits and approvals for the sale to AMD Inc. of the Products from each governmental authority having jurisdiction over the sale of the Products by AMD Fab 36 Holding to AMD Inc.; provided, however, that AMD Fab 36 Holding shall not be responsible for obtaining any consents, authorizations, permits or approvals in connection with the import of Products into any territory outside Germany unless expressly otherwise agreed by AMD Fab 36; (iii) Irrespective of any fault, AMD Inc. warrants by means of an independent promise of warranty pursuant to Section 311 para. 1 German Civil Code that the distribution of the Products is not conflicting with German law and U.S. law. The exclusive legal consequence of the warranty irrespective of fault is that AMD Inc. cannot invoke bad performance/non-performance by AMD Fab 36 Holding; such warranty has no other legal consequences.

Section 1.03. Quality of Products; Inspection and Rejection; Replacement Products. Without prejudice to AMD Inc.’s obligation to make payment for Products shipped pursuant to Section 2:

(a) AMD Holding shall use all reasonable efforts to ensure that each Product shipped meets the Specifications for that Product. In order to assist AMD Fab 36 Holding in such efforts and for the purpose of assuring to AMD Inc. the quality of the Products required under this Agreement, AMD Fab 36 Holding shall permit AMD Inc. and its Subsidiaries, at any time during normal working hours and on reasonable notice, to inspect any premises of AMD Fab 36 Holding, and shall use all reasonable efforts to permit such representatives, at such time and on such notice, to inspect any premises of any third party where any of the Products, or any labeling or packaging for them, are manufactured by or for AMD Fab 36 Holding. Furthermore, AMD Fab 36 Holding shall cause AMD Fab 36 to make the efforts described in this Section 1.03.(a) and/or to issue permissions to AMD Inc. for such inspections at AMD Fab 36 or third-party contractors of AMD Fab 36.

(b) AMD Inc. shall promptly notify AMD Fab 36 Holding in writing should the quality of the Products shipped vary materially from the typical quality of the four previous shipments or, in the case of the first four shipments, from the quality of the previous shipments. In such event, AMD Fab 36 Holding shall use its reasonable commercial efforts to restore the quality of the Products shipped hereunder to again meet such typical quality as soon as possible and will cause AMD Fab 36 to look after that.

ARTICLE II

Purchase Price and Delivery of Products

Section 2.01. Purchase and Payment Obligation.

(a) From and after the Effective Date AMD Inc. shall purchase all Products which it orders from AMD Fab 36 Holding and are shipped by AMD Fab 36 Holding in accordance with the requirements of this Agreement. The purchase price for the Products shall be equal the Selling Price Per Wafer as defined in Section 2.01 in conjunction with Section 2.02 of the AMD Fab 36 Cost Plus Reimbursement Agreement.

For all Products shipped during any Month, AMD Inc. shall make payments to AMD Fab 36 Holding based on the Selling Price Per Wafer.

In addition, AMD Inc. shall purchase from AMD Fab 36 Holding any and all damage claims acquired by AMD Fab 36 Holding pursuant to Section 2.06 a) of the AMD Fab 36 Cost Plus Reimbursement Agreement from AMD Fab 36.

(b) In aggregate, AMD Inc. agrees to make payments to AMD Fab 36 Holding which in terms of their amount and due date shall correspond to all payments due and to be made by AMD Fab 36 Holding to AMD Fab 36 under the AMD Fab 36 Cost Plus Reimbursement Agreement. This applies, in particular, without limitation to

•	Advance Payments pursuant to Section 2.03 of the AMD Fab 36 Cost Plus Reimbursement Agreement,

•	payment of the Selling Price Per Wafer by AMD Fab 36 Holding pursuant to Section 2.02 of the AMD Fab 36 Cost Plus Reimbursement Agreement,

•	annual compensation for certain administrative costs, pursuant to Section 2.04 of the AMD Fab 36 Cost Plus Reimbursement Agreement,

•	costs for transportation and insurance pursuant to Section 2.05 of the AMD Fab 36 Cost Plus Reimbursement Agreement, and

•	any damages payable by AMD Fab 36 Holding on the basis of Section 5.01 b) at the end of the AMD Fab 36 Cost Plus Reimbursement Agreement.

If and to the extent that payments are made by AMD Fab 36 Holding to AMD Fab 36 against assignment of claims, such claims shall be assigned by AMD Fab 36 Holding to AMD Inc. at the time when AMD Inc. effects payment, and AMD Inc. hereby accepts such assignment.

Section 2.02. Shipping Terms. AMD Fab 36 Holding shall deliver the Products purchased hereunder from Dresden, Germany. Pursuant to Section 2.05 of the AMD Fab 36 Cost Plus Reimbursement Agreement, AMD Fab 36 will arrange all freight, trucking and insurance. The costs for transportation and insurance will – as far as applicable - be separately regulated by the parties on a case-by-case basis (in accordance with the regulation as agreed from time to time between AMD Fab 36 and AMD Fab 36 Holding).

Section 2.03. Payments; Set Off.

(a) AMD Inc. shall pay to AMD Fab 36 Holding the Selling Price Per Wafer for all Products shipped by AMD Fab 36 Holding prior to the purchase price due date for such Products under the AMD Fab 36 Cost Plus Reimbursement Agreement (if AMD Fab 36 or AMD Fab 36 Holding notifies this reasonably in advance) within 30 days after receipt of invoices denominated in Euro from AMD Fab 36 Holding in accordance with this Section 2.03. AMD Fab 36 Holding shall be entitled to issue invoices to AMD Inc. on a monthly basis.

(b) Payment for all other amounts due hereunder from either party (including any payments under Section 2.01 b)) shall be unconditionally due on or before the date specified in the AMD Fab 36 Cost Plus Reimbursement Agreement for such amount. AMD Holding agrees that each and every confirmation, invoice or declaration from AMD Fab 36 to AMD Fab 36 Holding which under the AMD Fab 36 Cost Plus Reimbursement Agreement must be delivered by AMD Fab 36 to AMD Holding prior to the relevant due date will be delivered to AMD Inc. without delay and in any event prior to the relevant due date.

(c) All amounts under this Agreement not paid when due from AMD Inc. shall bear interest at the rate of 3% above the three-month EURIBOR per annum on a pro rata temporis basis. Such interest shall be due and payable at the end of each calendar month.

(d) Any amounts that are due from AMD Fab 36 Holding to AMD Inc. hereunder shall be payable only in the form of credit against amounts owed or to be owed by AMD Inc. to AMD Fab 36 Holding under this Agreement, except to the extent provided in Section 3.02 in conjunction with the Fab 36 Management Service Agreement. Any amount that is due from AMD Inc. to AMD Fab 36 Holding hereunder may be set-off against any payment then due under Sections 3, 5.02, or the Fab 36 Management Service Agreement, from AMD Fab 36 Holding to AMD Inc.

(e) AMD Fab 36 Holding has the right to assign to AMD Fab 36 its payment claims against AMD Inc. under this Agreement to secure the payment claims of AMD Fab 36 against AMD Fab 36 Holding under the AMD Fab 36 Costs Plus Reimbursement Agreement (including damage claims in case that, in the event of bankruptcy of AMD Inc., the trustee in bankruptcy of AMD Inc. or any other person with similar authority does not continue the Fab 36 Holding Cost Plus Reimbursement Agreement, regardless of whether such damage claims result under German or U.S. state or federal law).

Section 2.04. Method of Payment. Payments under this Agreement from AMD Inc. to AMD Fab 36 Holding, if made other than by set-off permitted by Section 2.03, shall be deposited into an account of AMD Fab 36 Holding at Dresdner Bank AG, Dresden Branch or such other account of AMD Fab 36 Holding specified by AMD Fab 36 Holding with the prior written consent of the Facility Agent (a copy of which consent shall be delivered by AMD Fab 36 Holding to AMD Inc.) with not less than 15 days written notice to AMD Fab 36 Holding, and all such payments shall be made in Euro, or in US-Dollar, or a combination of Euro and US-Dollar, in each case at the option of AMD Fab 36 Holding. The relevant US-Dollar amount results from the conversion of Euro to US-Dollar at the Facility Agent’s spot rate of exchange as in effect on the date of the relevant invoice.

Section 2.05. Product Warranty. Subject to Section 2.06, AMD Fab 36 Holding represents and warrants that all Products sold to AMD Inc. pursuant to this Agreement shall conform in all material respects to the Specifications for such Products and, if expressly agreed by AMD Fab 36 Holding in writing in advance, to any specific changes thereto.

Section 2.06. Disclaimer. THE WARRANTY CONTAINED IN SECTION 2.05 IS THE SOLE AND EXCLUSIVE WARRANTY AS TO THE PRODUCTS AND IS EXPRESSLY IN LIEU OF ANY EXPRESS OR IMPLIED WARRANTIES, IN FACT OR IN LAW, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY SIMILAR WARRANTIES IMPLIED BY APPLICABLE LAW. REPAIR OR REPLACEMENT OF DEFECTIVE PRODUCTS SHALL BE AMD INC.’s EXCLUSIVE REMEDY WITH RESPECT TO DEFECTIVE PRODUCTS. AMD FAB 36 HOLDING ASSUMES NO LIABILITY IN TORT OR STRICT LIABILITY, NOR SHALL AMD FAB 36 HOLDING BE LIABLE TO AMD INC. OR ANY AFFILIATE THEREOF FOR LOSS OR USE OF PRODUCTS OR ANY OTHER INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES INCURRED BY AMD INC. OR ANY SUBSIDIARY OR AFFILIATE THEREOF. IN NO EVENT SHALL THE LIABILITY OF AMD FAB 36 HOLDING ARISING IN CONNECTION WITH ANY PRODUCTS SOLD HERUNDER EXCEED THE PURCHASE PRICE FOR SUCH PRODUCTS.

Section 2.07. Annual Compensation for Certain Administrative Costs. AMD Inc. shall compensate AMD Fab 36 Holding for any costs not covered by Sections 2.01 and 2.02, including without limitation bookkeeping, legal and accounting costs, incurred by AMD Fab 36 Holding from time to time in connection with this Agreement and the AMD Fab 36 Cost Plus Reimbursement Agreement plus a markup of 7.5% on such costs. Such payment shall be made not later than 30 days after the end of each Fiscal Year.

Section 2.08 Limitation of Claims. AMD Fab 36 Holding in AMD Inc. agree that AMD Inc. shall only be entitled to raise claims against AMD Fab 36 Holding under this Agreement if and to the extent AMD Fab 36 Holding on its part can raise claims against AMD Fab 36 under the AMD Fab 36 Cost Plus Reimbursement Agreement. For the discharge of its obligations, AMD Fab 36 Holding shall be entitled to assign its claims against AMD Fab 36 to AMD Inc.

ARTICLE III

Technical Assistance

Section 3.01. Provision of Know-how and Advice, Training and Technical Assistance, Access to Comparable Plants. AMD Inc. will provide technical assistance pursuant to Section 1.01c) hereof. Insofar as a declaration from AMD Fab 36 Holding is a precondition for such obligations pursuant to Section 3 of the AMD Fab 36 Cost Plus Reimbursement Agreement, AMD Fab 36 Holding shall immediately after making such declaration inform AMD Inc. thereof.

Section 3.02. Charge for Technical Assistance.

(a) The remuneration for services provided under this Section 3 or under Section 1.01.c) shall be paid by AMD Fab 36 directly to AMD Inc. in accordance with the Fab 36 Management Service Agreement.

(b) The foregoing notwithstanding, the parties agree that, without prejudice to the last sentence of Section 1.01(c) or to the License Agreement, any Intellectual Property provided in any form to AMD Fab 36 (or AMD Fab 36 Holding for the benefit of AMD Fab 36) for its use hereunder is provided at no charge.

ARTICLE IV

Accounting Reports: Other Reports:

Right of Inspection

Section 4.01. Annual Accounting Reports from AMD Fab 36 Holding, Inspection Rights. AMD Inc. and its duly authorized representatives (which may include duly authorized representatives of a Subsidiary of AMD Inc.) and, if the Loan Agreement

Termination Date has not yet taken place, the Facility Agent shall at all reasonable times have access to the books and accounts kept by AMD Fab 36 Holding and annually upon the closing of the Fiscal Year (starting with the Fiscal Year 2004) all such books and accounts shall be audited by a firm of independent and internationally known public accountants selected by AMD Fab 36 Holding with the approval of AMD Inc. and, if the Loan Agreement Termination Date has not yet taken place, the Facility Agent (the consent of the Facility Agent not to be unreasonably withheld). A copy of each such report of audit shall be sent to AMD Inc. and, prior to the Loan Agreement Termination Date, the Facility Agent. AMD Inc. and its duly authorized representatives (which may include duly authorized representatives of a Subsidiary of AMD Inc.) shall also have the right to examine and inspect at any reasonable time all properties and operations of AMD Fab 36 Holding to which this Agreement relates.

Section 4.02. Rights of Inspection at AMD Fab 36. AMD Fab 36 Holding shall make sure that (i) AMD Inc. and its representatives (which may include a Subsidiary of AMD Inc.) and, prior to the Loan Agreement Termination Date, the Facility Agent shall at all reasonable times have access to the books and accounts kept by AMD Fab 36, (ii) all books and accounts kept by AMD Fab 36 will be audited once per year on completion of the Fiscal Year by an independent and internationally recognized auditing firm to be appointed by AMD Fab 36 with the approval of AMD Fab 36 Holding and, prior to the Loan Agreement Termination Date, of the Facility Agent (with the Facility Agent’s approval not to be withheld unreasonably), (iii) a copy of the auditing report be delivered to AMD Inc. without delay, and (iv) AMD Inc. and its representatives (which may include duly authorized representatives of a Subsidiary of AMD Inc.) are authorized to inspect at all reasonable times all Plant facilities of AMD Fab 36 to which the AMD Fab 36 Cost Plus Reimbursement Agreement relates.

The rights of Leipziger Messe GmbH and of M+W Zander Fünfte Verwaltungsgesellschaft mbH (“M+W”) as direct or indirect partners of AMD Fab 36 pursuant to Article 9.3 of the Limited Partnership Agreement of AMD Fab 36 remain unaffected.

ARTICLE V

Effectiveness; Termination

Section 5.01. Effectiveness: Termination.

(a) This Agreement shall become effective on the date hereof and (unless otherwise extended) shall terminate on the date which is the earlier of (i) the effective date of the ordinary notice of termination given by any of the Parties with three months’ notice, such effective date being the end of any calendar month, however, not before the Loan Agreement Termination Date and (ii) the termination pursuant to subsection (b) sentence 1 below. No notice of ordinary termination may be given by AMD Inc. as long as Leipziger Messe GmbH and/or M+W are direct or indirect partners of AMD Fab 36, unless Leipziger Messe GmbH and/or M+W consent to such termination.

(b) This Agreement terminates upon termination of the AMD Fab 36 Cost Plus Reimbursement Agreement. The right to assert statutory damage claims (Section 314 (4) BGB [German Civil Code] in conjunction with Sections 280 et seq. BGB) on the ground of termination of this Agreement for the reasons set out in Section 5.01 (b) of the AMD Fab 36 Cost Plus Reimbursement Agreement and termination of this Agreement resulting therefrom remains unaffected.

Section 5.02. Rights Upon Termination.

(a) Promptly, but in no event later than 20 days following the Termination Date,

(i) the actual Selling Price for the Month ending on the Termination Date shall be calculated in accordance with Section 2.02 of the AMD Fab 36 Cost Plus Reimbursement Agreement; and

(ii) if no Products were shipped in the Month ending on the Termination Date, the final Advance Payment Adjustment Amount for that Month shall be calculated in accordance with Section 2.03 of the AMD Fab 36 Cost Plus Reimbursement Agreement.

(b) Upon termination of this Agreement, AMD Inc. shall purchase, as of the Termination Date, (i) all inventory and work-in-process of AMD Fab 36 Holding and (ii) all inventory and work-in-process which AMD Fab 36 Holding is obliged to purchase under Section 5.02 (b) of the AMD Fab 36 Cost Plus Reimbursement Agreement. The purchase price shall be, in the case of lit. (i) above, equal to the value thereof as shown in the books of AMD Fab 36 Holding in accordance with German GAAP and, in the case of lit. (ii) above, equal to the purchase price to be paid by AMD Fab 36 Holding under Section 5.02 b) of the AMD Fab 36 Cost Plus Reimbursement Agreement.

(c) Upon termination of this Agreement, all amounts shall be offset between the parties and the balance shall be settled by payment.

Section 5.03. Survival. The provisions of Sections 2.05 and 2.6, 5.02, 6.02, 6.03 and 6.06 shall survive any termination of this Agreement.

ARTICLE VI

Miscellaneous

Section 6.01. Force Majeure.

(a) A party to this Agreement shall not be liable for the consequences of any failure to perform, or default in performing, any of its obligations, other than its payment obligations, under this Agreement if that party can show that such failure is caused by Force Majeure. In the event that no Wafers can be manufactured due to Force Majeure, the payment obligations hereunder shall continue to be owed.

(b) In case of subsection (a), the said failure shall not be considered non-compliance with any term or condition of this Agreement, and all the obligations (other than payment obligations) and times which because of such Force Majeure could not be fulfilled shall be deemed to have been suspended while the Force Majeure continues. In addition, the party for whom such obligations and/or times have been suspended shall be entitled to take reasonable steps during the pendency of the relevant Force Majeure to limit its losses resulting from such Force Majeure, and following the occurrence of such Force Majeure such obligations and/or times shall continue to be suspended for such further reasonable period as is necessary for such party to restore its capacity to perform such obligations and/or meet such times.

Section 6.02. Applicable Law. This Agreement is governed by the law of the Federal Republic of Germany. Application of the UN Convention on Contracts for the International Sale of Goods of 11 April 1980 is expressly excluded.

Section 6.03. Dispute Resolution.

a) The parties shall endeavor to reach an amicable settlement of any dispute arising out of or in connection with this Agreement and its implementation, including any question regarding its existence, validity, termination or its performance, or in connection with arrangements regarding the performance of this Agreement.

b) If any party declares that a reasonable attempt at amicable settlement of a dispute mentioned in sub-section a) has failed, such dispute shall be finally resolved by arbitration, to the exclusion of the courts of regular jurisdiction, under the Rules of Arbitration (Schiedsgerichtsordnung) of the German Arbitration Board (“Deutsche Institution für Schiedsgerichtswesen e.V.”) , by three arbitrators. The place of arbitration shall be Dresden, Germany. The German Code of Civil Procedure shall apply where the Rules of Arbitration are silent.

c) The language to be used in the arbitration proceedings shall be German and all documents written in a language other than German shall be translated into the German language for the arbitration proceedings, unless otherwise decided by the parties to the arbitration proceedings.

d) The arbitral awards shall be substantiated in writing. The arbitration tribunal shall decide on the matter of costs of the arbitration and on the allocation of expenditure among the respective parties to the arbitration proceedings.

Section 6.04. Definitions.

It is the will of the parties hereto that each of the terms used herein and listed in the Annex 1 to the AMD Fab 36 Cost Plus Reimbursement Agreement has the meaning specified there unless the context requires a different interpretation.

Section 6.05. Assignment.

None of the parties hereto shall have the right to assign its rights hereunder without the prior written consent of the other party hereto, of Leipziger Messe GmbH and of M+W as long as they are limited partners of AMD Fab 36 and, prior to the Loan Agreement Termination Date, of the Security Agent. However, AMD Fab 36 Holding may assign its rights under this Agreement to the Security Agent and/or the Banks as security for obligations of AMD Fab 36 under the Loan Agreement, and the Security Agent may in turn assign such rights to any direct transferee of the Plant in the context of the proper realization of such security.

Section 6.06. Language.

The German version of this Agreement shall be controlling.

Section 6.07 Final Provisions.

a) Modifications or amendments to this Agreement shall be valid only if in writing and only with the written consent of all partners of AMD Fab 36 as far as rights or the economic position of Leipziger Messe GmbH and M+W as limited partners of AMD Fab 36 are not insignificantly adversely affected thereby, directly or indirectly, as long as Leipziger Messe GmbH or M+W are limited partners of AMD Fab 36. The partners shall be obliged to consent to amendments or modifications of this Agreement which only reflect amendments or modifications of the AMD Fab 36 Cost Plus Reimbursement Agreement. This requirement of written form may only be waived in writing.

b) If present or future terms of this Agreement are invalid or unenforceable in whole or in part or lose their validity or enforceability at a later date, this shall not affect the validity of the remaining provisions hereof. The same shall apply insofar as it transpires that there is a gap in this agreement. The invalid or unenforceable provision shall be replaced, or the gap filled, by a reasonable provision which, to the extent legally permissible, comes closest to what the contracting parties intended or would have intended in accordance with the meaning and purpose of this Agreement, had they considered the point upon conclusion hereof. This also applies if the invalidity of a provision results from a degree of performance standardized hereunder (set period, date); in such cases a legally permissible degree of performance or time (set period, date), coming as close as possible to the intentions, shall replace what was agreed.

In case of disputes arising among the parties hereto due to subsections a) and b) above, the arbitration tribunal (Section 6.03) shall be entitled to determine with binding force the provision which is to apply thereunder.

Dresden, April 21, 2004	Dresden, 21. April 2004

/s/ Robert J. Rivet	/s/ Dr. Hans-Raimund Deppe
Advanced Micro Devices, Inc.	AMD Fab 36 Holding GmbH
Robert J. Rivet	Dr. Hans-Raimund Deppe
Chief Financial Officer	Managing Director